Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, Feb. 13, 2023

MEDIA:	INVESTOR CONTACT:
media@williams.com 800-945-8723	Danilo Juvane 918-573-5075	Grace Scott 918-573-1092

Williams Appoints Carri Lockhart to Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) today announced that its Board of Directors has appointed Carri Lockhart as an independent director on the Board, effective Feb. 10, 2023.

Ms. Lockhart brings nearly 30 years of experience in the oil and gas industry both in the United States and overseas, most recently serving as Chief Technology Officer and Executive Vice President of Technology, Digital and Innovation at Equinor in Oslo, Norway before retiring in 2022. A petroleum engineer by training, Lockhart has strong executive-level strategic planning and execution experience in the areas of hydrocarbon production, technology and cybersecurity, and alternative energy development.

At Williams, Lockhart will serve as a member of the Board’s Compensation and Management Development Committee and the Environmental, Health and Safety Committee.

“The Williams Board is pleased to welcome an outstanding new director in Carri, who brings a depth of technological expertise and industry experience that will be valuable as we enhance our leadership in the clean energy economy and position Williams to further deliver long-term, sustainable value and growth for our shareholders,” said Stephen W. Bergstrom, chairman of the Williams Board of Directors.

With the appointment of Ms. Lockhart, the Williams Board of Directors consists of 12 members, 11 of whom are independent. Lockhart fills the vacancy on the Board created by the resignation of board member Nancy Buese, who recently accepted the role of chief financial officer at Baker Hughes and resigned from the Board due to material schedule conflicts with Williams board meetings.

About Carri Lockhart

Ms. Lockhart has served in roles of increasing responsibility within the energy industry over her 30-year career. During her tenure at Equinor, she was responsible for strategic planning for the company’s Gulf of Mexico offshore and international production and partner operations before assuming the role of Chief Technology Officer and Executive Vice President of Technology, Digital and Innovation, where she led technology development, research, digital, innovation and future business. Prior to Equinor, Lockhart held roles of increasing responsibility at Marathon Oil Company, overseeing resource development and operations in the Eagle Ford, Bakken and United Kingdom. Lockhart earned her Bachelor of Science degree in petroleum engineering from Montana Tech and completed the Harvard Business School Executive Education Series. Lockhart is a member of the board of directors of Ascent Resources and Dril-Quip.

About Williams

As the world demands reliable, low-cost, low-carbon energy, Williams will be there with the best transport, storage and delivery solutions to reliably fuel the clean energy economy. Williams is an industry leader with operations across the natural gas value chain including gathering, processing, interstate transportation, storage, wholesale marketing and trading of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide — including Transco, the nation’s largest volume and fastest growing pipeline — and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. Learn how the company is leveraging its nationwide footprint to incorporate clean hydrogen, next generation gas and other innovations at www.williams.com.

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